CONTRACT SCHEDULE ADDENDUM


CONTRACT OWNER:         [John Doe]        CONTRACT NUMBER:  [??687456]

JOINT OWNER:            [Jane Doe]        ISSUE DATE:       [1/15/03]

ANNUITANT:              [John Doe]        INCOME DATE:      [04/15/13]


MORTALITY AND EXPENSE RISK CHARGE: During the Accumulation Period, the mortality and expense risk charge is equal on an annual basis to [2.05%] of the average daily net assets of the Variable Account. During the Annuity Period, the mortality and expense risk charge is equal on an annual basis to [1.35%] of the average daily net assets of the Variable Account if you request variable Annuity Payments.

[RIDER EFFECTIVE DATE: MM/DD/YYYY]

[WAITING PERIOD: The PRIME Plus Benefit can be exercised within 30 days following a Contract Anniversary beginning with the Contract Anniversary that occurs [7] years after the Rider Effective Date.]

RIDERS:

[PRIME Plus Endorsement]
[Asset Allocation Rider]



SERVICE CENTER:

         [ALLIANZ] SERVICE CENTER
         [PO Box 1122
          Southeastern, PA 19398-1122
          800-624-0197]






























S40729-A-R                            i                            Alterity